SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2005

Refac
(Exact name of registrant as specified in its charter)

DELAWARE	0-7704	13-1681234
(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

ONE BRIDGE PLAZA, SUITE 550, FORT LEE, NEW JERSEY	07024
(Address of principal executive offices)	(Zip Code)

(201) 585-0600
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Under a termination agreement, dated as of January 31, 2002, between Refac (the “Company”) and Ms. Arlene Scanlan, who was then President of Refac Licensing, Inc., Ms. Scanlan agreed to pay the Company 50% of the first $3,000,000 that she, or any entity controlled by her, may receive relating to a certain lawsuit against Taco Bell Corp., entitled Wrench LLC, Joseph Shields and Thomas Rinks v. Taco Bell Corp. On February 4, 2005, pursuant to this agreement, the Company received $1,500,000 (the “Scanlan Payment”).

On August 19, 2002, the Company entered into a merger agreement with Palisade Concentrated Equity Partnership, L.P. (“Palisade”), which provided for the merger (the “Palisade Merger”) of a Palisade subsidiary with the Company. On February 28, 2003, the Company’s shareholders adopted the merger agreement, as amended (the “Palisade Merger Agreement”), and the Palisade Merger was consummated. Under the terms of the Palisade Merger, for each share of the Company’s common stock, par value $.10 per share (“Old Refac Common Stock”), owned immediately prior to the effective time of the merger, stockholders (other than Palisade and stockholders who properly exercised appraisal rights) received or are entitled to receive (i) $3.60 in cash, (ii) 0.2 shares of common stock, par value $.001 per share (“Common Stock”), and (iii) the non-transferable right (the “Payment Right”) to sell the shares of the Common Stock to the Company for a price (the “Payment Amount”) which depends upon the Company’s Liquid Distributable Assets, as defined in the Palisade Merger Agreement (“LDA”), as of June 30, 2005. This right to sell the shares is limited to stockholders who held their shares at the completion of the Palisade Merger and continue to hold their shares until the amount of LDA at June 30, 2005 is determined.

As the Payment Right represents a non-transferable right of stockholders to sell to the Company their shares of Common Stock received in the Palisade Merger for cash, the estimated Payment Amount has been reflected on the Company’s balance sheet as temporary equity with a similar amount reducing additional paid-in capital. Subsequent changes in the estimated Payment Amount through June 30, 2005, computed on a quarterly basis, will increase or decrease the temporary equity amount with an offsetting decrease or increase in additional paid-in capital. Pursuant to the Palisade Merger Agreement, the Company has restricted a portion of its investments being held to maturity to maintain the Contingent Fund (as defined in the Palisade Merger Agreement) reserved to pay the Payment Amount.

Under the terms of employment contracts with the Company’s President and Chief Executive Officer and Vice President and Chief Financial Officer, such individuals are entitled to incentive compensation, which depends upon the amount of LDA and becomes payable when the final calculation of LDA is made.

The calculation of LDA used in the Company’s financial statements is based upon management’s judgments and estimates as to the amount of cash that it will realize by June 30, 2005 with respect to certain assets of the Company at the time of the Palisade Merger, the utilization of certain tax attributes, operating results from the time of the Palisade Merger through June 30, 2005 and any post June 30, 2005 costs in excess of future expectancies of LDA. These estimates are reviewed quarterly and adjusted to reflect any material changes. Any changes in LDA will also change the related Payment Right, Contingent Fund and accrued management incentive compensation payable. On January 10, 2005, the Company’s Board of Directors established a LDA Committee to work with the Board Observers (as defined in the Palisade Merger Agreement) on finalizing the LDA calculation as of June 30, 2005.

The following table reflects the Payment Amount, Contingent Fund and incentive compensation payable as of September 30, 2004 and the increases thereto resulting from receipt of this Scanlan Payment.

Description	Estimated Amounts as of September 30, 2004	Increases resulting from receipt of Scanlan Payment*
Payment Amount (per share)	$7.08	$.96
Contingent Fund	$4,732,000	$642,000
Accrued incentive compensation payable, net of $200,000 retention bonuses	$846,000	$276,000

             * Exclusive of any other changes in LDA after September 30, 2004

      The above increases will be reflected in the Company’s December 31, 2004 financial statements. The Scanlan Payment will be reflected in the income statement for the quarter ending March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REFAC

Dated: February 10, 2005	By:/s/Raymond A. Cardonne, Jr.
Name: Raymond A. Cardonne, Jr.
Title: Vice President and Chief Financial Officer